Carlyle Tactical Private Credit Fund

Class A Shares (TAKAX)

Class I Shares (TAKIX)

Class L Shares (TAKLX)

Class M Shares (TAKMX)

Class Y Shares (TAKYX)

Supplement dated November 10, 2020 to the Prospectus

This supplement amends the prospectus of Carlyle Tactical Private Credit Fund (the “Fund”) and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus and retain it for future reference.

I.	Effective immediately, the first paragraph of the section of the prospectus entitled PLAN OF DISTRIBUTION is hereby deleted and replaced with the following:

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, serves as the Fund’s principal underwriter and acts as the Distributor of the Fund’s Shares on a best efforts basis, subject to various conditions. The Fund’s Shares are offered for sale through the Distributor at NAV plus any applicable sales load. The Distributor also may enter into agreements with Financial Intermediaries for the sale and servicing of the Fund’s Shares. Such Financial Intermediaries are authorized to designate other intermediaries to receive purchase and redemption orders on the Fund’s behalf. While Class M Shares are not subject to a front-end sales charge, if you purchase Class M Shares through certain financial firms, such firms may directly charge you transaction or other fees in such amount as they may determine. Please consult your financial firm for additional information. In reliance on Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), the Fund intends to offer its Shares, on a continual basis, through the Distributor. The Distributor is not required to sell any specific number or dollar amount of the Fund’s Shares, but will use its best efforts to solicit orders for the purchase of the Shares. Shares of the Fund will not be listed on any national securities exchange and the Distributor will not act as a market marker in Fund Shares.

II.

Effective immediately, the minimum initial investment for Class A Shares, Class L Shares, Class M Shares and Class Y Shares is lowered to $10,000 for regular and retirement accounts, and the minimum initial investment for Class I Shares is lowered to $250,000 for all accounts. Accordingly, the following changes are made to the prospectus:

a.	The first footnote of the table on page iii of the prospectus is hereby deleted and replaced with the following:

(1)

Generally, the stated minimum initial investment by an investor in the Fund is $10,000 with respect to Class A Shares, Class L Shares, Class M Shares and Class Y Shares and $250,000 with respect to Class I Shares, which stated minimums may be reduced for certain investors. Investors purchasing Class A Shares may be charged a sales load of up to 3.00% of the Investor’s net purchase, and Investors purchasing Class L Shares may be charged a sales load of up to 3.50% of the Investor’s net purchase. The Sales Load and Proceeds to the Fund (Before Expenses) line items in the table assume the maximum sales load on Class L Shares is charged on an amount of gross sales equal to the amount registered hereunder. While Class M Shares are not subject to a front-end sales charge, if you purchase Class M Shares through certain financial firms, such firms may directly charge you transaction or other fees in such amount as they may determine. Please consult your financial firm for additional information.

b.	The first paragraph of the section entitled SECURITIES OFFERED on page iii of the prospectus is hereby deleted and replaced with the following:

The Fund is offering its Shares on a continuous basis. With respect to Class A Shares, Class L Shares, Class M Shares and Class Y Shares, the minimum initial investment is $10,000 for regular and retirement accounts; subsequent investments may be made with at least $5,000. With respect to Class I Shares, the minimum initial investment is $250,000 for all accounts; subsequent investments may be made with at least

$5,000. Financial intermediaries may aggregate orders of Class I Shares to meet the $250,000 minimum initial investment so long as individual investors each invest at least $10,000. The Fund reserves the right to waive investment minimums. While Class M Shares are not subject to a front-end sales charge, if you purchase Class M Shares through certain financial firms, such firms may directly charge you transaction or other fees in such amount as they may determine. Please consult your financial firm for additional information. Shares are being offered through the distributor at an offering price equal to the Fund’s then-current NAV per Share, plus any applicable sales load.

c.	The second paragraph of the section of the prospectus entitled SUMMARY OF TERMS – Purchases of Shares is hereby deleted and replaced with the following:

With respect to Class A Shares, Class L Shares, Class M Shares and Class Y Shares, the minimum initial investment is $10,000 for regular and retirement accounts; subsequent investments may be made with at least $5,000, except for purchases made pursuant to the Fund’s DRP or as otherwise permitted by the Fund. With respect to Class I Shares, the minimum initial investment is $250,000 for all accounts; subsequent investments may be made with at least $5,000. Financial intermediaries may aggregate orders of Class I Shares to meet the $250,000 minimum initial investment so long as individual investors each invest at least $10,000. The Fund reserves the right to waive investment minimums. See “Distributions—Dividend Reinvestment Plan.”

d.	The second paragraph of the section of the prospectus entitled PLAN OF DISTRIBUTION – Purchase Terms is hereby deleted and replaced with the following:

With respect to Class A Shares, Class L Shares, Class M Shares and Class Y Shares, the minimum initial investment is $10,000 for regular and retirement accounts; subsequent investments may be made with at least $5,000. With respect to Class I Shares, the minimum initial investment is $250,000 for all accounts; subsequent investments may be made with at least $5,000. Financial Intermediaries may aggregate orders of Class I Shares to meet the $250,000 minimum initial investment so long as individual investors each invest at least $10,000. Class I Shares are available for purchase by current and former Trustees, by employees and registered representatives (including the employee’s or registered representative’s spouse or minor children) of a broker-dealer authorized to sell Shares of the Fund and by employees (including the employee’s spouse, domestic partner, children, grandchildren, parents, grandparents, siblings or any dependent of the employee, as defined in Section 152 of the Code) of the Fund’s Adviser or its affiliates (a trust, pension, profit sharing or other benefit plan which beneficially owns Shares for an associated individual or eligible family member also qualifies), or another individual approved by The Carlyle Group (collectively, the “Eligible Participants”). The minimum initial investment for such Eligible Participants purchasing Class I Shares is $10,000. The Fund reserves the right to waive investment minimums. Subsequent investments may be processed by calling the toll free number 833-677-3646.

November 10, 2020	CTAC-PROSUP-111020

Carlyle Tactical Private Credit Fund

Class N Shares (TAKNX)

Supplement dated November 10, 2020 to the Prospectus

This supplement amends the prospectus of Carlyle Tactical Private Credit Fund (the “Fund”) and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus and retain it for future reference.

I.	Effective immediately, the first paragraph of the section titled “Plan of Distribution” is hereby deleted and replaced with the following:

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, serves as the Fund’s principal underwriter and acts as the Distributor of the Fund’s Shares on a best efforts basis, subject to various conditions. Class N Shares are offered for sale through the Distributor at NAV. The Distributor also may enter into agreements with Financial Intermediaries for the sale and servicing of the Fund’s Shares. Such Financial Intermediaries are authorized to designate other intermediaries to receive purchase and redemption orders on the Fund’s behalf. In reliance on Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), the Fund intends to offer its Shares, on a continual basis, through the Distributor. The Distributor is not required to sell any specific number or dollar amount of the Fund’s Shares, but will use its best efforts to solicit orders for the purchase of the Shares. Shares of the Fund will not be listed on any national securities exchange and the Distributor will not act as a market marker in Fund Shares.

III.	Effective immediately, the minimum initial investment for Class N Shares is lowered to $250,000 for all accounts. Accordingly, the following changes are made to the prospectus:

a.	The first footnote of the table on page iii of the prospectus is hereby deleted and replaced with the following:

(1)

Generally, the stated minimum initial investment by an investor in the Fund is $250,000 with respect to Class N Shares, which stated minimum may be reduced for certain investors. Class N Shares are not subject to a sales load.

b.	The first paragraph of the section entitled SECURITIES OFFERED on page iii of the prospectus is hereby deleted and replaced with the following:

The Fund is offering its Shares on a continuous basis. With respect to Class N Shares, the minimum initial investment is $250,000 for all accounts. Financial intermediaries may aggregate orders of Class N Shares to meet the $250,000 minimum initial investment so long as individual investors each invest at least $10,000. The Fund reserves the right to waive investment minimums. Class N Shares are being offered through the distributor at an offering price equal to the Fund’s then-current NAV per Share.

c.	The second paragraph of the section of the prospectus entitled SUMMARY OF TERMS – Purchases of Shares is hereby deleted and replaced with the following:

With respect to Class N Shares, the minimum initial investment is $250,000 for all accounts. Financial intermediaries may aggregate orders of Class N Shares to meet the $250,000 minimum initial investment so long as individual investors each invest at least $10,000. The Fund reserves the right to waive investment minimums. See “Distributions—Dividend Reinvestment Plan.”

d.	The first paragraph of the section of the prospectus entitled PLAN OF DISTRIBUTION – Purchase Terms is hereby deleted and replaced with the following:

The minimum initial investment for Class N Shares is $250,000 for all accounts. The Fund may waive some or all of the minimum investment requirement in its sole discretion. Financial Intermediaries may aggregate orders of Class N Shares to meet the $250,000 minimum initial investment so long as individual investors each invest at least $10,000. Class N Shares are available for purchase by current and former Trustees, by employees and registered representatives (including the employee’s or registered representative’s spouse or minor children) of a broker-dealer authorized to sell Shares of the Fund and by employees (including the employee’s spouse, domestic partner, children, grandchildren, parents, grandparents, siblings or any dependent of the employee, as defined in Section 152 of the Code) of the Fund’s Adviser or its affiliates (a trust, pension, profit sharing or other benefit plan which beneficially owns Shares for an associated individual or eligible family member also qualifies), or another individual approved by The Carlyle Group (collectively, the “Eligible Participants”). The minimum initial investment for such Eligible Participants purchasing Class N Shares is $10,000. The Fund reserves the right to waive investment minimums. Subsequent investments may be processed by calling the toll free number 833-677-3646.

November 10, 2020	CTAC-NPROSUP-111020

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